Exhibit 99.2

FORTRESS INVESTMENT GROUP

Moderator: Lilly Donohue

05-05-08/9:00 a.m. CT

Confirmation # 44729652

FORTRESS INVESTMENT GROUP

Moderator: Lilly Donohue

May 5, 2008

10:00 a.m. ET

Operator:	At this time, I would like to welcome everyone to the Fortress first quarter conference call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer session.

If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you have already do please press the pound sign now. Then press star one again to ensure that your question is registered. Thank you. Ms. Donahue, you may begin your conference.

Lilly Donohue:	Thanks, (Carrie), good morning everyone. This is Lilly Donohue. I just wanted to welcome everyone to our first quarter 2008 earnings call. Here with me today is Wes Edens our Chairman and CEO, Dan Bass, our CFO.

We also have in attendance Pete Briger, who is President and head of our Highbridge Hedge Fund business, Mike Novogratz who is President and head of our liquid markets hedge fund business and Randy Nardone, our Chief Operating Officer.

Before I turn the call over to Wes, as (Carrie) mentioned, this call is being recorded. The replay is 800-642-1687 and that’s within the United States. For international callers it’s 706-645-9291, access code is 44729652. This call will also be available on our Web site, www.fortress.com.

FORTRESS INVESTMENT GROUP

Moderator: Lilly Donohue

05-05-08/9:00 a.m. CT

Confirmation # 44729652

I’d also like to point out that statements today which are not historical facts may be forward looking statements. Our actual results may differ materially from the estimates or expectations I any forward looking statement.

These statements represent the company’s belief regarding events that by nature are uncertain and outside of the company’s control. I would encourage you to review the forward looking statement disclaimer in our quarterly earnings release and include a recommendation to review the risk factors that are contained in our annual and quarterly reports that are filed with the SEC.

Now I’d like to turn the call over to Wes Eden. Wes?

Wes Edens:	Great, thanks, Lilly and welcome everyone. Welcome to our first earnings call of the year. It’s been a very interesting start to the year. You know, the recently completed quarter was a very volatile one with further pressure on the credit markets continuing to create liquidity stress throughout the system.

The liquidity crisis peaked in mid-March with the near collapse of Bear Stearns and since the time of the Fed intervention the markets have stabilized considerably. Our view is that at this point the risk of a systemic financial crisis has diminished greatly and the market has evolved from a liquidity crisis to a more traditional classic credit crisis.

In markets like this our first focus as investors is to maximize liquidity and protect capital which in large part we were very successful in doing. The financial results for the quarter reflect this. In particular we took down risk in our hedge fund businesses as we felt appropriate. By doing so we avoided major missteps, but one of the consequences of a reduction of risk is also reduction of return and thus we had unsatisfying financial returns during the quarter.

With the markets regaining a significant amount of functionality, one month into the second quarter we’re off to a good start and we’re optimistic that this environment will be an exceptional one for new investments as well as a reasonable one in which to harvest existing investments.

FORTRESS INVESTMENT GROUP

Moderator: Lilly Donohue

05-05-08/9:00 a.m. CT

Confirmation # 44729652

Given the opportunity of the market we’re very focused on capital formation and fund raising across the firm to be well-positioned to take advantage of this and we’ve had a significant amount of success thus far early in the year.

In the first quarter we raised gross capital $2.6 billion across our existing businesses and since the first of April we’ve raised an additional 1.8 billion in gross capital, bringing year-to-date capital formation to a total of $4.4 billion.

We have several new initiatives at Fortress this year. We launched a commodity hedge fund in January. Through the end of the first quarter had about $650 million in assets and through the end of March has grown just under 800 million.

In addition we recently closed two funds in what we think will be a series of mortgage opportunity funds. The first closed in April with about $300 million in equity and the second closed today with about another $360 million in assets.

These are funds that are specifically targeted to the market opportunity that we see in the residential mortgage security space. We already have a fair bit of capital exposed to this sector throughout the firm, but given the sheer size of the opportunity we thought it made sense to organize specific funds targeted to this opportunity.

The prices of RMBS to us seem to offer exceptional values compared to their actual risk into very, very large markets. Also note that this is the first time that we’ve actually had a joint fund raising across different parts of the firm.

These funds represent funds that are managed jointly by both the private equity business and my self as well as Mike Novogratz in the liquids market and represents a good example of the cross pollination of the firm and the opportunity that we see.

Also in the credit space we have private-style equity fund that will invest in other types of credit sensitive assets that we expect to be approximately $2 billion in total. We have commitments thus far of about $5 billion. And lastly we have just begun the process of organizing our next private equity fund.

FORTRESS INVESTMENT GROUP

Moderator: Lilly Donohue

05-05-08/9:00 a.m. CT

Confirmation # 44729652

We still have about a billion or so in capital to invest in the first fund but with the abundance of opportunity that we see, in particular in the financial services space, we feel that there will be some very attractive and sizeable opportunities and we want to make sure we have adequate capita to pursue them.

Overall we remain on track with our expected capital raising initiatives as a firm of $15 to $20 billion for 2008. To give a little context for this, over the past two years our capital formation across the firm has averaged about 11 billion or so per year.

So let’s talk about the results. For the first quarter pre-tax DE was $58 million, pre-tax DE for first quarter of 2007 was $220 million, so our quarterly earnings declined year-over-year. It was a slow quarter earnings-wise.

However, it’s important to note that quarterly results are not indicative of run rate for the year. As I said many times, our business is not a business that can easily be measured quarterly and depending on realizations our results in any given quarter can and will be lumpy.

As expected, without material income incentive earned in the first quarter, our fund management business generated $71 million in pre-tax DE, asset management group, 46 percent year-over-year from 23.4 billion at first quarter ‘07 to 32.4 billion at the end of Q1 ‘08.

We track AUM closely since it measures the amount of capital we earn management fees on and our gross management fee revenues for the quarter were 145 million compared to 98 million a year ago, a 48 percent increase.

As I said before, I like to think that distributable earnings provide the best score card for how the firm has performed looking backwards in time and that AUM provides a platform to generate DE in the future.

FORTRESS INVESTMENT GROUP

Moderator: Lilly Donohue

05-05-08/9:00 a.m. CT

Confirmation # 44729652

Our business at Fortress is a high margin business. Historically through a combination of management fees and performance fees, we earn about four percent of AUM and bring about half or two percent of that to the bottom line.

A portion of this of course is performance fees and we still need to perform in order to earn them. With the markets more functional now, it’s still plenty early in the year for us to do some good things this year.

Our forecast for average AUM for Fortress this year is about $40 billion. We started the year at 33.2 billion and we expect to finish around 50 billion. The key variables that will impact our earnings this year are primarily growth in AUM and performance fees earned.

We have good visibility on the AUM growth. As I mentioned, in total we expect to raise between 50 and 20 billion in new capital between private equity and hedge fund businesses and therefore without any significant private equity performance fees we expect to earn 1.25 to 1.50 on AUM.

The difference or the increment between 1.25 and our 2.0 average historically is the amount of performance fees that we expect to realize.

It’s still too early in the year to make any real predictions, but with the markets settling down we feel that we have a good chance to meet our goals.

Now let’s talk about the performance of each business. On the hedge fund side, hedge funds at Fortress total approximately 17.7 billion or 52 percent of AUM. All of our hedge funds had good returns relative to their peers, but relatively flat to modestly down for the first quarter on an absolute basis.

The hedge fund space overall had a pretty tough first quarter. For example, the CSFB Tremont Hedge Fund Index for all hedge funds showed an average decline of about two percent in the first quarter and HFRI’s Weighted Composite Index showed about a three percent decline in the first quarter for all hedge funds.

Our flagship liquids and special opportunities fund did better than the market averages, but we did not accomplish what we expect in terms of profitability for the funds in the first quarter. Liquid, which was 9.3 billion at quarter end, had 40 basis point gross and 10 basis point negative net returns for the quarter.

FORTRESS INVESTMENT GROUP

Moderator: Lilly Donohue

05-05-08/9:00 a.m. CT

Confirmation # 44729652

For the month of April the liquid funds had an estimated 2.36 percent growth and 1.8 percent net returns. They returned to profitability. Our liquid funds comprised of the global, macro and commodity businesses have net inflows of 1.2 billion for the first quarter and 1.5 billion year-to-day. Hybrid, which is 8.4 billion at quarter-end, ended with negative 1.85 percent gross and negative 2.32 percent net return.

The special opportunities funds experienced 1.08 net gross return and negative 1.6 percent net return in the quarter and our partner’s fund, which primarily invests in third part hedge funds and private equity funds had negative 4.22 percent gross and negative 4.5 percent net in returns for the quarter.

So the month of April, the hybrid funds are currently estimated to be positive but the valuation process has not yet been completed. Hybrid funds, including Special Options Fortress Partners had net inflows of $15634 million for the first quarter and $196 million year-to-date.

Having come through the volatility in the first quarter without any significant hic cups, we are now very focused on making money during the last three quarters of the year and we’re off to a good start thus far this quarter. Private equity in the first quarter, in the first quarter private equity, we’re also very focused on liquidity and financing in each of our underlying portfolio companies.

Since the beginning of the year to the first week in May, we completed about $2 billion in financing for these companies. The businesses all performed fairly well thus far this year. Obviously, the economics slow down in the U.S. has certainly had an impact to a degree. We feel good about where the companies are positioned and financed at this time and have no significant financing issues.

For the continued deleveraging in the financial market, we expect to see a number of high quality investment opportunities as the year plays out. For the moment, we’re very focused on the value that we see in debt assets and continue to add to our investment portfolio as we see attractive opportunities.

FORTRESS INVESTMENT GROUP

Moderator: Lilly Donohue

05-05-08/9:00 a.m. CT

Confirmation # 44729652

Our overall perspective is that this is going to be a very good time to buy assets in the foreseeable future and one of the principal challenges is how best to finance them on a stable long-term basis. There are two obvious sources of leverage that are attractive in this regard, banks and insurance companies.

I still feel that entity level investing in the financial sector is a little bit early and particularly in the banking sector but feel that in the second half of the year banks could be very interesting. On the other hand, one of the more promising areas for us, we’re spending a lot of time on this insurance.

In the second half of last year, our private equity fund invested in insurance business in the UK and now having spent the better part of the year working with the company we feel there’s a compelling place to spend time and may well result in other investments in insurance this year.

Our capital’s business continues to focus on liquidity and portfolio performance. Both Euro Castle and New Castle had significant amount of asset value and traded in the market in material discounts underlying NAV. This is something we are acutely aware of and have specific thoughts regarding the closing of this gap.

In these companies and really all the public companies that we manage we are committed to doing what’s appropriate and necessary to maximize returns for shareholders and are confident as the year moves on we will have success in doing so. In summary, we are a very diversified business at Fortress with now 35 different funds and many different strategies.

In our private equity funds we invest for the long-term and we prepare for difficult times like this by leveraging ourselves conservatively and focusing on asset base, cash flow and companies. In our hedge funds we like volatility and dislocations as they create opportunities. We manage our capital to give us the best chance to profit in markets like this.

FORTRESS INVESTMENT GROUP

Moderator: Lilly Donohue

05-05-08/9:00 a.m. CT

Confirmation # 44729652

Our job is to be good stewards of the capital that investors have entrusted us with. First and foremost is to protect investor capital against loss and then to take the calculated risk necessary to earn substantial returns for our investors.

It’s our belief that at all times, but especially in these kinds of markets, strategy in execution and of course hard work to make all the difference. We are very focused on the portfolio of investments that we already own and are excited about what the opportunities are in these markets. It’s unlike anything we’ve seen in many years. Now I would like to turn the call over to Dan Bass to review our financial results in more detail. Dan?

Daniel Bass:	Thanks Wes. Since we spoke just a few weeks ago on our year-end earning’s call, I will focus now on giving you an update on our first quarter financial results. First let me touch on our distributable earning’s results for the quarter. As previously discussed, we measure our business results on a DE basis.

In addition, the consensus estimates in the marketplace are reflective of the (INAUDIBLE) view of our expected DE per share. In light of overall market conditions during the first quarter our pre-tax DE was 58 million, down 74 percent from 220 million for the corresponding quarter last year and down 26 percent from 78 million for the fourth quarter last year.

As Wes mentioned, fund management DE for the quarter was 71 million. Management fees for the first quarter 2008 were 145 million, up 48 percent from last year’s amount of 98 million and up 12 percent from 127 million in the fourth quarter 2007.

The primary driver of our growth in management fees has been a 46 percent increase in AUM to 34.2 billion versus 23.4 billion as of March 31 last year. This was a result of our continued focus on ability to raise capital in all of our hedge funds and the closing of fund five in May of last year.

Our segmented set of income for the first quarter was 32 million, down from 285 million for the first quarter of last year largely due to significant realization events in private equity and lower returns in our hedge fund.

FORTRESS INVESTMENT GROUP

Moderator: Lilly Donohue

05-05-08/9:00 a.m. CT

Confirmation # 44729652

Our segmented set of income was down 52 percent from 67 million for the fourth quarter of last year. As you can see from our press release, our principal investment has generated a loss, net of portfolio expenses for the first quarter of 13 million versus income of 17 million for the fourth quarter of 2007 mainly driven by lower returns on our investments in our hedge fund versus the first quarter of last year.

Segment expenses decreased by 41 percent, down to 106 million, for the first quarter from 180 million for the first quarter of 2007, expenses decreased as a result of our reduction of profit sharing compensation related to lower segment incentive income offset by gradual increases in operating expenses as a result of a greater employee headcount versus last year.

Operating margin on a fund management DE basis for the quarter was 40 percent versus 35 percent for the fourth quarter of 2007. If we drill, let me drill into each of our segments. Distributable earnings was 54 million in private equity and the cap was for this quarter versus 43 million for the first quarter of last year.

Distributable earnings was 15 million in our liquid funds for the first quarter versus 30 million for last year’s fourth quarter and two million in our hybrid funds for this quarter versus three million in the fourth quarter of last year.

With respect to our balance sheet in the first quarter, we funded 69 million of our existing capital commitments to our fund and made new commitments of 112 million during the quarter. In addition we drew the remaining balance of our delay draw terminal, which was required to be drawn by February 10 of this year, which ended up in a net draw of $265 million on our line.

Turning to AUM and capital rates for the first quarter, as I previously mentioned, AUM for the first quarter was 34.2 billion, up three percent from 33.2 billion at year-end and up 46 percent from 23.4 billion a year ago.

Capital raises year-to-date as of today are 4.4 billion of which 2.6 billion was raised during the first quarter. In the first quarter our private equity funds raised 530 million. Our liquid funds raised 1.3 billion and our hybrid funds raised 758 million.

FORTRESS INVESTMENT GROUP

Moderator: Lilly Donohue

05-05-08/9:00 a.m. CT

Confirmation # 44729652

However, it is important to note that the management fees are not paid on some of this capital until it is deployed, so there may be a lag effect in recognizing some management fees for this new capital.

In closing, increases in AUM will continue to have a positive result on our pre-tax (INAUDIBLE) lines for the remainder of the year and beyond due to the long term nature of our capital and now we will open it up to Q&A.

Operator:	At this time, I would like to remind everyone in order to ask a question press star and then the number one on your telephone keypad. If you would like to withdraw your question press the pound key. We will pause for just a moment to compile the Q&A roster, and your first question comes from (Rashad Ronti) with Citi.

(Rashad Fonti):	Hi. The 32 million in private equity incentive fees how much of that was driven by sales of public company holdings?

Wes Edens:	Most of it was generated by sales of public company holdings.

(Rashad Fonti):	OK and in that case does it seem like you’re selling more at a bottom than anything else? I mean why sell in these markets, a lot of those holdings are down pretty materially.

Daniel Bass:	We owned as you know many, many billions of dollars of stock in the different companies and we think that in general there is a fairly substantial gap between the NAV and the intrinsic value of those companies and kind of where they’re being valued right now.

So, in the aggregate we have sold very, very little of our holdings and expect to sell very, very little at these prices, obviously.

(Rashad Fonti):	OK and then just on the public portfolio, I think back in 2006 at the IPO time the value, the portfolio was about $7.8 billion. I think today it’s $765 million. Can you reconcile how much of that seven billion decline was depreciation versus just realization?

FORTRESS INVESTMENT GROUP

Moderator: Lilly Donohue

05-05-08/9:00 a.m. CT

Confirmation # 44729652

Wes Edens:	About a billion and a half of it was realization and the balance was, you know, reduction in the market value.

(Rashad Fonti):	OK, does that, I guess on a go-forward basis from a, you know, LP point of view it looks like there were several billion dollars left on the table does that change the way you look at running the public portfolio going forward?

Daniel Bass:	I’m sorry I don’t understand what you mean by that.

(Rashad Fonti):	I guess, you know, you were almost $8 billion you’re now down to less than a billion dollars. The vast majority was just depreciation, so had you taken the gains earlier that would have been returned for your LP’s. You didn’t take the gains. The money was lost. It seems like they lost quite a bit, several billion dollars.

Wes Edens:	It’s actually not loss as long as we still own the investment, right? And since we have investments in companies that we think have a tremendous amount of value, it’s a mark-to-market issue. It’s not an actual loss or gain until it’s actually realized.

(Rashad Fonti):	Right, it’s an unrealized loss, correct, of $5 billion and change.

Wes Edens:	Which is material, it’s $5 billion it’s obviously, across the board I think it’s a higher number for less of the mark down as it is today it moves around a fair bit. I am very focused on what we think is the value of those companies over the long-term.

And looking at them in a mark-to-market basis, for any one period of time is very misleading. And so I think that the use of the word loss in this case is pejorative and actually not at all accurate with reflect to kind of what those positions are going to mean to our investors.

(Rashad Fonti):	OK, unrealized loss, fair enough.

Wes Edens:	Yes.

(Rashad Fonti):	And then again, you know, assuming a 23 percent tax rate, it looks like you earned about 10 cents this quarter. The dividend rate of 22 cents, you know, how sustainable do you think that is going forward as you’re sitting here in May?

FORTRESS INVESTMENT GROUP

Moderator: Lilly Donohue

05-05-08/9:00 a.m. CT

Confirmation # 44729652

Wes Edens:	We don’t adjust our dividend on a quarterly basis. We don’t really measure our company on a quarterly basis. We have quarterly conference calls like this to give you insight into how the company is doing but we really look at the company in the aggregate in the long term and specifically review our dividend policy over the course of year as we see appropriate.

And I’ve said it before and I’ll say it and I’ll probably have to say it many times, looking at our business in any one quarter, if you looked at our business last year in the first quarter and you’d have made that adjustment you’d have greatly increased the dividend because we had a bunch of realizations in that quarter.

That would have been misleading and at that point in time been the wrong thing to do and also having some kind of knee jerk reaction to a quarter is not the right thing to do. Over time look at the differences between, you know, where we expect to be and where we are and as we think that it is the right time to make adjustments we’ll do so.

(Rashad Fonti):	OK, also then redemption, it looks like they’ve picked up a little bit on the Hybrid fund side. I think it was double of what last years redemptions were so far on the first quarter. Is there anything specific driving that or is it just a lumpiness?

You also mentioned, I think you’ve got about 11 billion in raises on average on the past couple of years, do you have a view on what the redemption number might be this year? I don’t know how much insight you have or how much forward notice you have on the redemption?

Wes Edens:	Well, on the lumpiness the hybrid funds only have redemptions once a year, so you’ll only see them in this quarter. You won’t see them in any other quarter than in this quarter, so that reflect a full years worth of redemptions. As it reflect s going forward we don’t have, we don’t project redemption.

FORTRESS INVESTMENT GROUP

Moderator: Lilly Donohue

05-05-08/9:00 a.m. CT

Confirmation # 44729652

(Rashad Fonti):	OK. And just on the private equity side. How much have you announced in terms of new investments so far this year?

Daniel Bass:	I think that the total investments for the first quarter this year were just over $1 billion, maybe it was $1.1 billion.

(Rashad Fonti):	And was that based on investments that were announced this year? I’m trying to isolate because you mentioned that it was a very attractive investment environment. I’m just trying to understand how much was actually identified and put to work this year versus funding last years.

Wes Edens:	It’s a modest amount of capital. I mean with the dynamics of these kind markets is when you have a substantial dislocation as we have been having for the last number of quarters, and it really did peak, I think, in mid March with the Bear Stearns situation and other events.

It’s relatively difficult to make new investments at precisely that time, and particularly on the private equity side. You know, obviously our liquid markets, business, our hybrid businesses are more able to make investments in the midst of those kind of crisis.

On a private equity side, you need normalcy. You need functional markets to help you make investments and that’s exactly where we are right now. And so my prognostication is that it’s a very, very good second half of the year partly based on my view that markets are going to retain functionality and we are going to be able to get things done.

(Rashad Fonti):	OK. Just finally on the hybrid side, how much of that is mark-to-market again in the hybrid fund?

Wes Edens:	Well, we gave you the mark-to-market numbers for the hybrid business.

(Rashad Fonti):	Now, what percentage of the assets are done on a mark-to-model versus the mark-to- market basis?

Wes Edens:	I mean everything is marked by independent evaluation agents or broker, but something less than one percent of the assets.

FORTRESS INVESTMENT GROUP

Moderator: Lilly Donohue

05-05-08/9:00 a.m. CT

Confirmation # 44729652

(Rashad Fonti):	OK, so in terms of what has an observable market it’s virtually nothing?

Wes Edens:	I’m not sure I understand the distinction between an observable market. We have third party evaluations that evaluate assets for.

(Rashad Fonti):	Right. OK. So very little of it you can actually look at it and mark it and say, this is what it should be worth. You need a third party to come in there and make an assessment on virtually the entire fund?

Wes Edens:	Let me restate this. The funds on modest amount of public securities so they actually rely on third parties to market as they have, so it’s a very, very disciplined process obviously, and one that we’ve actually rely on for years.

(Rashad Fonti):	OK. Great, thank you.

Daniel Bass:	This is so with most other hedge funds, everybody gets third party evaluation done on their investments. Some are broker-dealers that are looking at screens and some are appraisers that are looking at comparables.

(Rashad Fonti):	OK. Thank you.

Operator:	Your next question comes from Roger Freeman with Lehman Brothers.

(Steven Turwong):	Thank you this is (Steven Turwong) sitting in for Roger. I was wondering I from you could drill down a little bit more on the private equity realization? What exactly was sold in terms of the underlying companies?

Wes Edens:	We don’t make disclosures on that Steven for obvious reasons, so.

(Steven Turwong):	OK, just to switch over to the hedge funds, could you talk about the nature of the negative return in the hybrid and it looks like in the liquid, we’re off to a good start in April and kind of talk about how we should think about it going forward.

Wes Edens:	Well, I think, you know, there are two businesses in hybrid hedge funds, one being the partners fund, which has more market volatility associated with it. That business was down roughly four and a half percent versus the S&P, which was down roughly nine and a half percent for the first quarter.

FORTRESS INVESTMENT GROUP

Moderator: Lilly Donohue

05-05-08/9:00 a.m. CT

Confirmation # 44729652

And I think we feel very good about the prospects for that fund in April of, the Partners Fund is up significantly. With respect to special opportunities, the fund itself was down roughly 1.6 percent for the first quarter. The nature of losses were, you know, realized losses on loans and mark-to-market losses on securities, you know, obviously March was a very difficult month in the securities market and probably one of the worse months since I’ve been in business.

Daniel Bass:	In the liquid market with the Commodity fund and the Macro fund, you know, each year you start off, you look at set of opportunities and, you know, you go out and you hope to beat the markets on a consistent basis.

We’ve done that for, you know, five and a half, six years going. We see great opportunities in both the dislocations, product wise, and geography wise and so, you know, we’re off to a decent start in May. We had a decent April.

It’s always very difficult to predict returns in a macro business and so to some – a historical pattern of returns is the best confidence booster that we can have for ourselves and our investors, and look forward to a good year.

(Steven Turwong):	OK and just one more question. In terms of the credit line, you mentioned you drew down the remainder of line and could you talk about what the purpose of those funds are?

Wes Edens:	I mean the purpose of our line so to funds our commitments to our funds that we’ve made. Under our agreement, we had to delay draw term and so we had to draw it or we lost it, and so it wasn’t the remainder. There still is about 200 million undrawn on the line. It was just a balance of the delay of the term loan aspect of it.

(Steven Turwong):	Got you. OK. Thank you.

Operator:	Your next question comes from (Mark Arazari) with Goldman Sachs.

(Mark Arazari):	Great, thanks. Wes, how much, just a question, how much on the private equity side draw pattern do you have today and then when you think about, you know, Fortress Fund 6 and launching that, can you give, you know, sort of a sense, of I mean you put out I guess a billion in capital in the first quarter.

FORTRESS INVESTMENT GROUP

Moderator: Lilly Donohue

05-05-08/9:00 a.m. CT

Confirmation # 44729652

You’re saying that the second half investment opportunities are going to get much better for putting out capital. You know, can you help sort of size what Fund 6 could look like and then maybe what some of the other capital raising across the firm could look like in terms of types of investments?

Wes Edens:	Yes, we have about $1 billion of capital that uncommitted in Fund 5 and there are then other increments of capital in previous funds that, you know, are reinvestable but the most recent fund is going to be the easiest one to bench mark.

So $1 billion is the amount of true drive power in that fund. With respect to, you know, private equity rate, these are private funds so I want to be careful I don’t market a private fund in a public forum.

So I can’t really be specific, obviously be highly specific about it when in fact we do organize the fund. We do think it will be a larger fund than Fund 5. That’s our objective and we think that given the market conditions, you know, that’s the appropriate thing to do.

As in the past, though, we are not going to try to raise, you know, a mega fund. That’s something that would take many years to deploy, but rather focus on what we think the investment opportunities are going to be in the near term, in the next couple of years and incise the fund accordingly to that.

(Mark Arazari) And then just, you know, you did comment on financial services being one of the areas of opportunity, would that, you know, would potentially maybe large investments in financial services, you know, be taken into consideration when you raise up Fund 6. And then also, what are the other fund raisers? Are those going to be, you know, liquid hedge funds, hybrid hedge funds, or where’s the other capital raise coming from.

Daniel Bass:	Yes, we’ve got, well we have a handful of truly new initiatives that I’ll try to detail, you know, in particular the commodities funds, which has been a big success and then these mortgage opportunity funds that I think are going to be very successful given the market conditions they’re investing in.

FORTRESS INVESTMENT GROUP

Moderator: Lilly Donohue

05-05-08/9:00 a.m. CT

Confirmation # 44729652

And also I think are real, a bell order event for us as a firm in terms of, you know, managing a process that really is coming from different parts of the firm, so it’s not just a unitary, you know, fund in that regard.

You know, I do think the financial services space is very interesting for obvious reasons. There has been a couple of notable deals done on the bank side to recapitalize these things, you know, I don’t have specific knowledge of those transactions and so I can’t make a comment on them directly.

But based on the things that we have looked at in other companies, it still seems to me that there is a fair bit of uncertainty as to how these balance sheets are going to perform and as a result I do think the second half of the year is likely to do better than the first half of the year.

You know, one of the things I talked about in my annual letter is the effect of the kind of the great deleveraging, and I think what is clearly in the process of happening, as we speak, is that you’re getting deleveraging from the investment banks. You’re getting deleveraging from the banks.

You have insurance companies that have had, you know, financial problems. There have been some in the press today, and I think as a result there is going to be lots and lots of interesting assets that are for sale in the kinds of things we think are good and attractive investments.

So there are a handful of things that very specifically we are in the thick of looking at right now, and I think that the pace of those kinds of opportunities is only going to accelerate as we go in the second half here.

(Mark Arazari):	Thanks. And then just, in terms of the realizations from the PE Portfolio, you know, obviously the public equity is worth, you know, 50 percent higher or even more than that, you know, quarters ago. You know, yet you chose the first quarter as an opportunity to, you know, realize some gains.

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Is there a – was there anything in terms of the financing environment that lead to those sales or any fore-selling conditions that, you know, or financing conditions in general that said hey, this is the right time despite the depressed prices?

Wes Edens:	No, I think that. Look, the funds are not only diversified by numbers, they’re also diversified by time. There’s a whole host of considerations that you look at and where things are in the cycle and what’s appropriate or inappropriate.

I wouldn’t read much into the events of the first quarter with regard to timing or particular views on, you know, evaluation and the like, but there’s a whole host of other things that are in the consideration there.

In the aggregate we own hundreds and hundreds of millions of shares of these various portfolio companies, some private and some public and of course many private. And, you know, selling assets at discount NAD is not something which we think is a great business strategy.

One of the beauties, in fact, of the asset-based businesses is that at the end of the day if you were in positions and you couldn’t realize the value publicly in the companies, you could always break them up in pieces and sell off the assets one by one.

Obviously that not something that we’re in the process of doing right now and I think that, you know, in very stressed, in very volatile, in very liquidity driven markets, you know, assets traded, discounts to NAD it’s not just our companies but it’s many, many companies in the space.

As you get more functionality back, if you get more, you know, stability in the marketplace, I think you’re going to see a rebound. We’ve already seen it and in certain cases, you know, we’re going through a process of announcing results on a bunch of public companies right now, that by in large are very, very productive and very consistent with what we think of the business are and I think the securities will reflect that in price over time.

(Mark Arazari):	Great. And then just, Dan, in terms of the management fee on private equity, you know, that did pick up in the first quarter, the fee rate on private equity.

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Moderator: Lilly Donohue

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What’s happening there? Is it a higher fee or is there something in terms of the fee-generating assets that are in the fund, but I did notice a uptick there in capture 8 on management fees for private equity.

Daniel Bass:	I mean it’s just having probably a broader investor base. I mean, we charge a graduated rate table for the size of our investors and as we add a lot more investors that is going, it will pick up accordingly and that’s what you’re going to be seeing there.

(Mark Arazari):	OK, great thanks.

Operator:	Your next questions comes from (Matt Fisher) of (INAUDIBLE).

(Matt Fisher):	Good morning, just a follow-up on the redemptions. It looks like you’re running another 200 million in April. Should we assume that’s all associated with the liquid fund, you said, you know, hybrid is once per year.

Daniel Bass:	I mean, where are you seeing the 200 million in April?

(Matt Fisher):	Well, the difference in gross and net is about 900 million in year-to-date versus about 700 million in, you know, in the first quarter and you have about 700 million in redemptions in the first quarter, so that gap is about 200 million.

Daniel Bass:	One second here.

Wes Edens:	Yes, one second.

Daniel Bass:	I think that’s got to be market value decline.

Wes Edens:	Yes, it’s going to be market value decline. Yes, it will be market value decline.

(Matt Fisher):	OK. OK, then the principal investments, could you give us a little bit, the $10 million in interest expense, what’s the sensitivity to changes in rates or credit spreads and how should we think about that going forward.

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Daniel Bass:	Right now we’re not hedged. It’s a floating rate loan, and so as the LIBOR moves, you know, our the cost of it will move, but we look at them and we manage it all the time, every day.

(Matt Fisher):	OK. That’s it, thanks.

Operator:	Your next question comes from Craig Seeganthanler with Credit Suisse.

(Mike Stremsky):	Hi guys, this is actually (Mike Stremsky) filling in for Craig Seeganthaler. One quick broader question, most my questions were answered, so I guess given the (INAUDIBLE) of the equity markets, should we even be thinking about an IPO pipeline this year?

Daniel Bass:	Yes, well, should we be thinking about an IPO pipeline. I think that we’ve got, we have a couple things that prospectively we would consider capitalizing publicly, in particular, if the markets continue to stabilize a bit.

I think that, yes look, that the market functionality seems to get a little better with each passing week, you know, over the past six or seven weeks since the mid-March, you know, timeline and I think there are a couple of our companies, whether it’s this year or it’s next year we will certainly be in the marketplace with them as public companies.

So it’s hard to predict the specific timing at this point in the year. It is not something, frankly, which is at the top of my list to try to forecast, because we’re very focused on the performance of those underlying business. But as they have capital needs we would certainly consider, you know, taking a couple of companies and bring it in public.

Male:	OK. And lastly, could you comment on the trend and demand among institutional and high net worth clients for traditional private and hedge fund strategies? I mean, you’ve seen a large build up on money market assets in the industry. I mean, is that an opportunity or is it kind of more of a capacity issue on your end?

Wes Edens:	Well, it’s always a capacity issue on our end is that we only organize capital where we think that there really are significant market opportunities. I think – and our investors’ portfolios look a lot like our portfolios. Individually they’re just a lot bigger.

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Moderator: Lilly Donohue

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And so when you get a market decline like this it’s a wrenching thing to look at in terms of your – the composition of your portfolio and how it’s performed. And while everybody always wishes and hopes for markets to have these kinds of opportunities, you know, the corollary to that is that it’s difficult with respect to your existing investment portfolios.

But I think that there’s a tremendous amount of demand for absolute return strategies like ours. And if we continue to have the performance that we’ve had historically, I think we’ll get, you know, our share, or perhaps more than our share. So …

Male:	OK. Thank you.

Operator:	Your next question comes from (Roger Smith) with (SPK)

(Roger Smith):	Thanks. Wes, last quarter you talked about the ABX leading us out of this credit market. And it does look like that ABX market sort of has improved, especially on the Triple-A side. Has that, though, maybe impacted performance at all in the quarter?

Because sort of what we’re hearing is that the hedges are really – the valuation is changing but the underlying assets aren’t changing, and that might be hurting performance near-term? Is that something that’s happening?

And then sort of how would you envision those underlying securities eventually changing relative to where that ABX is trading?

Wes Edens:	Well, I did say in the last quarter what I thought was going to happen and happily, at least in this case, it actually came true. I mean, the ABX index was a broadly-used index for people to express short divisions in credit, specifically residential credit, but more generally just to give short credit because they perceived the market was under a lot of pressure.

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Moderator: Lilly Donohue

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As a result they went down the most. And, you know, if you look at one of the biggest assets that was liquidated in the quarter by one of the hedge funds that unfortunately had some liquidity problems, you know, the 0602 Triple-As, I think that traded in late February in the kind of low 70s, 72, 73 cents.

But then, by the time the Bear Stearns and the market crisis kind of deep-ended, traded all the way down to the mid-60s, about 65, 66, 67, and then more recently it actually had rallied all the way up into the mid-80s. I think it’s maybe down a couple of points form there.

But that gives you a good and clear kind of snapshot of what’s happened to the overall indexes. The cash positions, which sit behind that which are many, many, you know, times the size of those indexes, lagged a bit on the way down.

I think they’ve lagged a bit on the way up. My own view is that as you get more certainty in how the underlying assets are going to perform, these two things will converge and you’ll get – you know, fundamentals will once again dominate people’s investment decisions and you should see a real conversion between the cash positions and the ABX indexes.

And I think that we are very much seeing that. And I think it’s not a bold prediction to say that, you know, by the second half of this year, certainly by the end of this year there will be a lot more certainty in what the performance is, be it real estate markets, and those two valuation groups will look very similar.

All of that being said, we think that there are substantial, dramatic even, opportunities that exist in those sectors. It has turned into a professional’s market, though, where actually asset selection is incredibly important. So perhaps when you were just trying to play the momentum of the ups or the downs of the index, that was something you could have done with kind of macro view about it.

I think as we get into this phase of it, asset selection – and some of these securities are actually quite complex on the underline, and so having both the fundamental as well as the technical resources to evaluate that is something that we think is important. And with that we do think that there’s lots and lots of opportunities to make a fruitful investment there.

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Moderator: Lilly Donohue

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(Roger Smith):	Oh, great. And then just on those opportunities, is it really that you guys would be looking to do more loan purchases, or is it security purchases, and really from the private equity versus the, you know, the liquidity or the liquid hedge funds where you’re marketing them together, how is that kind of working out?

And then I guess it’s rumored that Blackrock is going to do a big purchase of UBS’s portfolio. Is that something that you could see happening as an opportunity here for you guys, or really, like you just said, on the specific selection here a lot more important.

And, you know, because that would seem you would have an opportunity to get a much bigger type of fund raised here than just, you know, with $300 million fund.

Wes Edens:	Yes, as I said, we actually have fair bit of (quadal) exposure across the firm in a bunch of different funds. And so we have taken very material positions. We don’t the disclose the size of those positions, but suffice to say that we would have a (fair bit) of the capital exposed in a whole variety of different strategies, all consistent with what we think the, you know, the equity returns which are appropriate for those different funds are.

The ones – the funds that I referenced are very focused on just securities. And, you know, one of the challenges of the marketplace, and it’s not just specific to the residential stuff that more broadly is, it’s hard to get stuff financed.

So the – we talked about the rumored, you know, Blackrock purchase. You know, my view is that if that gets done it’s likely to be accompanied by some kind of seller-type financing to help accommodate, you know. The sale of this. And, you know, and that’s actually which we have done recently.

Another transaction, I think we had them looking at – I think we had something close here lasting a day or two that was exactly along the lines of

FORTRESS INVESTMENT GROUP

Moderator: Lilly Donohue

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that. So, you know, finding a way to leverage yourself on a long-term basis, not just short-term repo is at the top of our list for this asset class as for many other asset classes we’re looking at. So …

(Roger Smith):	OK, great. And then if we just switch over to the private equity business for a minute, and it’s more broadly on the banks are lending to the private equity firms. And I guess you could sort of drawer – there’s been articles out there talking about that the banks are really sort of pressuring the private equity firms into backing out of some of these deals.

And, you know, would you feel that’s a fair characterization, or is there really something else that’s going on with some of these deals? And then specifically, I guess, with you guys, are you getting any type of pressure from the banks in terms of financing any of your go-forward transactions? Is there any change in your view on sort of closing those?

And, you know, how – when kind of do these discussions go forward, like on a forward basis with a new fund, where do you sort of start with the banks on, you know, getting lending ahead of time even though there’s no transactions out there yet?

Wes Edens:	You know, our focus as a firm is on asset-based companies.

(Roger Smith):	Right.

Wes Edens:	And we think that one of the reasons our referencing on the financing activity we’ve had in the private equity funds is – demonstrates that actually those markets are open for business. You can get asset financing. Get them to finance reasonably.

As an example, we announced the financing just last week on a pool of their plans that we had in the marketplace. And we financed just under $800 million under terms that were very commercially reasonable.

It was an industry that in the past we’d used to secure the (vation) as a financing tool. We got effectively very similar types of financing in terms of leverage. We paid a modestly higher interest rate, but it’s just to demonstrate that in an asset-based world there still are plenty of people with money who are willing to lend under reasonable terms.

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And I think that has been one of the hallmarks of our private equity business, and this is one of the great reasons, you know, for that. With respect to other people’s transactions, other deals, I have no comment or view about that. You could ask other people about that.

With respect to our own deals, I have no comment because what we can say and have said publicly is what we will say, and that’s all that’s appropriate at this time.

(Roger Smith):	No doubt. I appreciate that. And then lastly, on the, you know, the banks or financial services investments that you see as most opportunistic in here, is there anywhere on the capital structure that looks more attractive than somewhere else, meaning is buying the entire businesses more attractive than coming in and doing certain debt financing or equity investments?

Wes Edens:	Well, being a financial services company that balances its own assets, first and foremost, we think that assets are very attractive. And so we’ve been very focused as a firm and looking at ways to deploy capital on the asset side, and then pretty productive in doing so, I think.

The financial services firms themselves, it’s obviously very situational. Every deal is a little bit different. I do think when you look at the history of credit crisis, at the end of those crises and the beginning of the recovery, there are large-scale recapitalizations and financial services areas. They’ve presented in hindsight some great opportunities.

And so I make predictions that we think it’s going to be attractive. It’s more based on what we’ve seen historically than what we see in the marketplace currently today, although there are a handful of things that I think are pretty interesting right now.

And the exact form of them, the nature of them, how they’ll end up, you know, playing out is yet to be determined. But I think it’s a very interesting area, there’s a lot of capital prospectively to invest there, and I think, you know, productively so.

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Moderator: Lilly Donohue

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(Roger Smith):	Great. Thanks very much.

Operator:	At this time we have reached our allotted time for questions. Gentlemen, do you have any closing remarks?

Lilly Donohue:	Thanks, everyone, for joining us. Feel free to give me a call if you have any follow-up questions. Thanks so much and talk to you next quarter. Bye.

Operator:	This concludes today’s conference. You may now disconnect.

END